UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2008

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

63 Lancaster Avenue
Malvern, PA 19355	19355-2143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 610-644-1300
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 – Material Impairments.

On April 7, 2008, Vishay sold the automotive modules and subsystems business unit (“ASBU”) to a private equity firm.

ASBU was originally acquired by Vishay as part of the April 1, 2007 acquisition of International Rectifier’s Power Control Systems business. As previously disclosed, Vishay determined that ASBU would not satisfactorily complement Vishay’s operations.

The sale of ASBU is expected to result in a loss of between $25 million and $35 million. Vishay will record an impairment charge to reduce the carrying value of the net assets held for sale to the expected sales proceeds as of the end of the first fiscal quarter of 2008. The exact amount of the impairment charge cannot be determined until the closing balance sheet has been prepared. The impairment charge will be recorded as part of the loss from discontinued operations.

As additional consideration for the sale, Vishay is eligible to receive a portion of the proceeds of certain liquidity events involving ASBU, after the private equity firm has received distributions of its invested capital plus a specified return and after certain other payments. Given the uncertainties of this possible future receipt of proceeds, Vishay has ascribed zero value to this contingent consideration in estimating the impairment charge. Any consideration received upon future sale of ASBU by the private equity firm will be recorded as a gain on disposal of discontinued operations in future periods.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2008

VISHAY INTERTECHNOLOGY, INC.

By: /s/ Richard N. Grubb
Name: Richard N. Grubb
Title: Executive Vice President and
Chief Financial Officer